As filed with the Securities and Exchange Commission on September 14, 2001 Reg. No. 33

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________________________

NEWSGURUS.COM INC.

(Exact name of registrant as specified in its charter)

Nevada 98-0204280

(State or other jurisdiction of (I.R.S. Employer

incorporation or organization) identification No.)

5774 Deadpine Drive

Kelowna, British Columbia

V1P 1A3

(250) 765-6424

(Address of principal executive offices)

________________________________________________

CONSULTING AGREEMENTS

(FULL TITLE OF THE PLAN)

________________________________

Chris Bunka

President

5774 Deadpine Drive

Kelowna, British Columbia

V1P 1A3

(Name and address of agent for service)

(250) 765-6424

(Telephone number, including area code of agent for service)

Copy to:

Owen Naccarato, Esq.

19600 Fairchild, Suite 260

Irvine, CA 92612

(949) 851-9261

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum Aggregate offering Price	Amount of Registration fee
Common Stock ($.001 par value)	940,000	$0.20	$188,000	$47.00

Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act based upon the average of the bid and asked price as of September 10, 2001.

.

EXPLANATORY NOTE

This registration statement registers offers and sales of shares of common stock, issuable upon the exercise of options granted pursuant to consulting agreement, that may include shares that constitute "control securities" under General Instruction C to Form S-8. These control securities may be offered and sold on a continuous or delayed basis in the future under Rule 415 of the Securities Act of 1933, as amended (the "Securities Act").

This registration statement contains two parts. The first part contains an "offer prospectus" prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of Form S-8). The second part contains information required in the registration statement pursuant to Part II of Form S-8.

OFFER PROSPECTUS

NewsGurus Com Inc.

940,000 Shares of Common Stock

pursuant to consulting agreements

The shares we are registering are either currently held by or will be issued to certain of our stockholders upon the exercise of stock options granted pursuant to certain consulting agreements. We will pay the expenses of registering the shares.

Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board under the symbol "NGUR." The last reported sale price of the common stock on the Nasdaq Over-The-Counter Bulletin Board on September 10, 2001 was $.20 per share.

You should carefully consider the "Risks Factors" section beginning on page 8 of this Offer Prospectus.

These shares have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined whether this Prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

The date of this Offer Prospectus is September 14, 2001.

PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that may be important to you. You should read the more detailed information contained in this prospectus and all other information, including the financial information and statements with notes, referred to in this prospectus as discussed in the "Where You Can Find More Information" section of this prospectus.

The Company

We were incorporated under the provisions of the General Corporation Act of the State of Nevada on May 16, 1997 as Annex Business Resources, Inc. We changed our name to Newsgurus.com, Inc. on February 4, 2000. We have not undergone any bankruptcy, receivership or similar proceedings. Until our acquisition of Newsgurus.com, we were a blank check company and had not conducted business. We became a reporting company under the Securities Exchange Act of 1934 on November 20, 1999.

As directors of a blank check company, it was former management's mandate to seek out a business merger or acquisition. Our former directors, Mr. Devinder Randhawa and Mr. Ron Schlitt approached the principals of Gurus International Corp., a private Nevada company, to investigate the potential for a merger. After reviewing the business plan for Gurus International Corp. and interviewing Mr. Chris Bunka and Mr. Sudhir Khanna, our management decided to acquire Gurus International Corp. Mr. Bunka and Mr. Khanna were appointed directors of our company on November 20, 1999. Both Mr. Khanna and Mr. Bunka abstained from voting on the resolution by our board of directors to acquire Gurus International Corp. In consideration for selling us all of the issued shares of Gurus International Corp., Mr. Bunka and Mr. Khanna received 3,500,000 of our common shares. The primary assets we acquired are the URL www.newsgurus.com and the Newsgurus business plan. We acquired no liabilities.

The acquisition of Gurus International Corp. fulfilled our mandate as a blank check company and will eventually give Mr. Bunka and Mr. Khanna access to the public markets to finance the development of the Newsgurus business plan. No independent fairness opinion was obtained in connection with the acquisition of Gurus International Corp. The negotiations were conducted on an arm's length basis and resulted in the previous owners of Gurus International Corp. acquiring approximately 33.3% of our issued share capital.

Our Principal Products, Services and Markets

NewsGurus.com is a source of customized information and opinion delivered by experts in their fields. The NewsGurus.com website will feature continuously updated, user-customized and exclusive content from writers, authors, celebrities, and analysts. Members will have extensive opportunities to purchase goods and services as future website modules are completed, including the health and wellness store that will offer over 14,000 products from over 150 different manufacturers. In the future, we intend to offer additional content, products and services as we implement additional modules under our lifestyles section.

NewsGurus is a software and technology provider and reseller in the fields of knowledge management, business intelligence, and marketing. It offers Enterprise Resource Management software; data-mining email management software; and knowledge-based marketing services.

The NewsGurus website is an internet-based consumer network that includes the customer-focused interactive website www.NewsGurus.com. The network now provides users with trusted content in the investment sector and plans to offer additional content in the areas of health and lifestyles. Tools and services to empower users to manage their every-day needs will also be provided through partnerships that enhance our brand. Network affiliates will include other Internet portals, on-line e-commerce sites, service oriented websites and traditional sources of news.

Money, health, and entertainment decisions are made by individuals on a daily basis. NewsGurus.com has evolved from the need to build a community where members can express their changing information needs and have these needs addressed by recognized experts. NewsGurus will empower and educate through interactive, thought provoking, timely content. Rich content will provide an effective link between customers from various broadcast mediums and e-commerce.

With experts as contributors, we anticipate that NewsGurus.com will be a leading source of customized, concise, objective analysis of important events affecting everyday lives. Independent writers, authors, celebrities, and analysts will be recruited to become active contributors and shareholders, and to interact with members. The NewsGurus.com website will feature continuously updated, user-customized and exclusive content from these content providers.

NewsGurus.com intends to become a leading provider of exclusive content available over the Internet by capitalizing on the celebrity status of its writers. According to International Data Corp, at the end of 1998 there were 142 million Internet users around the world. By June 2000 there were over 170 million Internet users in Canada and the USA. International Data Corp. further projects that, in 2002, there will be 260 million people shopping for goods and services over the Internet and they will spend US $1.3 trillion. Demand for high quality content will remain strong. "Americans will spend $663.3 U.S. billion on media by 2003 - making this sixth largest industry in the United States larger than the food industry." (Veronis, Suhler & Associates)

NewsGurus.com plans to provide experts in several fields who are well known through prior business success in other media including the newsletter industry, book publishing and other print, audio and video media. The public, already familiar with these established writers in traditional media, should be comfortable interacting with such writers and journalists on the Internet.

A unique aspect of NewsGurus.com is that many contributing writers will have an equity position in our company. Traditional media journalists are not well compensated. Through equity ownership, NewsGurus.com expects to entice many well-known writers to produce exclusive content.

Not every writer is required to provide exclusive content. The strategy of exclusive content ensures that NewsGurus.com will always remain a unique site. Writers are encouraged to provide reprints of their existing publications at the NewsGurus site, and to charge a pay-per-view fee to members to access such content. This helps preserve the subscription value of publications to subscribers who are not members of NewsGurus.

The quantity of reprinted content at NewsGurus is not expected to equal the quantity of new content. Our database now consists of over 2500 archived articles, over 90% of which are free articles and the balance of which are pay-per-view articles. As the health, wellness, and lifestyle modules begin contributing content to the site, the ratio of restricted content is not expected to increase.

New content provided to NewsGurus will include commentary on all sectors in which NewsGurus is or will be active including investing and finance; health and wellness; and lifestyles.

Unlike other Internet sites that serve as de-facto archival sites of previously published work, NewsGurus.com will not function as a repository for stale content. These other Internet sites are good examples of how not to function on the Internet. Writers post their earlier-printed material to Internet users, offering little new value.

Successful Internet media companies are those that provide content especially crafted for the Internet audience, and where applicable, designed to complement e-commerce. Internet users need to be given reasons to return frequently to a content site. NewsGurus.com intends to publish new content on a continual basis. Although NewsGurus.com will accept previously published material as an archival service to its subscribers, it is new and exclusive material that will attract readers to NewsGurus.com.

Writers providing content in the your money segment will be successful investment newsletter editors and business journalists from well-known business and financial newspapers. Authors of best-selling books will also be invited to contribute regular articles. Corporate executives will offer valuable insight into their industries. Staff journalists employed by NewsGurus.com will provide members with financial market update information every 30 or 60 minutes during regular business hours.

Distribution Methods of our Products and Services and Website Development.

The goal of our website interface is to enable NewsGurus to cost-effectively distribute useful information to a broad range of users. Achieving effectiveness requires a strategy. Part of our strategy is to provide users with a rich menu of products and services.

With the Internet, there are no more captive customers. The effective organization will be one that develops a structure focused on the needs of its customers. It is the challenge of our website developers to bring this structure to life.

NewsGurus is establishing a web presence as quickly as possible. This will assist us to attract partners, members and content providers. It will also help us build revenue streams. The NewsGurus Website is being developed in three stages, beta version, stage one, and stage two.

The site was originally launched in May, 2000. Users can become members for no fee. Notification of further site developments will be provided through e-mail. NewsGurus has not yet widely advertised or marketed the site although it is operational.

Our content is categorized, searchable, and database driven. Our site has the capability to advertise, interact with users, and accept credit cards for subscription-based services, pay-per-view articles, or other product sales. Credit card clearing is achieved through the Bank of America. Our site is fully operational though it lacks the advanced features planned for later development. There have been roughly 30,000 visitors to the site since it was launched and the site currently receives about 100,000 hits per week.

Earlier expectations to pursue opportunities in the field of health and wellness have not been fulfilled due to the uncertain economic climate surrounding that business sector and its use of the Internet.

Instead the Company has slowly strengthened its existing website with additional content and features focused on the financial industry. These include free software downloads and enhanced technical capabilities and data feeds.

Additional stages of development are planned but are not currently being carried out due to the challenging business environment. Additional development is required to fully execute the NewsGurus business plan. The Company would like to use the basic content modules already built and integrate them with powerful back-office and data management systems to offer complete user personalization. Personalization will allow our users to order and use only that content that is of particular importance to them. NewsGurus members will be able to build individual user profiles that will allow our systems to construct personal on-line and even traditional hard copy magazines with content relevant to their needs. Advertising will be targeted specifically at the requested content. A key component planned development will be the implementation of wireless technology allowing users remote access to our content and e-commerce opportunities. Extensive interactive capabilities are an integral part of personalization, and as such the site will offer many opportunities for members to self-publish their comments and discussions, and t interact with our content providers. The features and services provided by the site will continue to grow with users' needs.

www.newsgurus.com is an informative, dynamic, and fun Website to visit and use. Our guru-supplied content ensures that each visit will be informative. The site will be dynamic because it will encourage interactivity. Many sites do not recognize that the Internet is a two-way medium.

Most of the content available at our Website is free to all registered users in return for their provision of nothing more than simple personal information. While the no-cost content is designed to draw people to the Website, important value-added content is available to help the company generate revenue. As the site develops through subsequent phases, we will include written, audio, and video content.

The no charge content will include articles in all of the major NewsGurus-focused sectors: your money, your health, and your life. Staff writers will provide content on current headlines and trends. Corporate news releases will be available as will articles produced by guest Gurus. All registered users will also be able to access the categorized NewsGurus archives, containing the full wealth of information previously posted at NewsGurus.

NewsGurus.com Inc. is also pursuing several relationships in the software industry that complement its early corporate focus on media management. The Company believes that data and media management lead inevitably towards business intelligence and knowledge management services and is therefore pursuing opportunities in these sectors. These include re-seller relationships with Nebular Research and Development for its NtrantTM Enterprise Resource Management software systems and with DLL Communications for its data-mining email management software system. In all cases, management of data, media, and knowledge is the central thread.

How Our Business Will Generate Revenue.

If and as the web site experiences additional development there will be opportunities to offer services available only to paying members. These will be offered primarily through a subscription service. Contemplated offerings might resemble the following:

For $9.95 per month, users will have unlimited access to otherwise restricted Website content provided to NewsGurus from the your money content providers. They will also eventually receive a print subscription to the NewsGurus monthly magazine.

For $19.95 per month, users will enjoy benefits beyond those provided at the $9.95 monthly level. Most of these benefits will not be available until the implementation of stage one and stage two site development is complete. These will include free e-mail delivery of previously selected news stories as they are posted on the Website and the creation and delivery of a personalized newsletter or magazine. Users will also receive special offers from on-line merchandisers and discounts off the price of merchandise at the NewsGurus site as well as at any affiliate Website.

Members can also elect, with the current website, to simply purchase guru points for use with any pay-per-view articles or for the purchase of products. With the guru point system, members are not prompted to make a financial transaction every time they read an article. This would inhibit e-commerce and severely impact NewsGurus' profitability due to the effect that credit card transaction fees have on micro transactions of just $0.50, $1.00, or $2.00.

The guru point system was developed to meet the challenge posed by these concerns. Guru points are purchased less frequently, in minimum purchase quantities of $20.00 (2000 points). The financial transaction is made with the credit-card clearing company for $20.00. The points are then stored in a data bank accessible only by each individual user. These points are used to purchase individual articles or entire pay-per-view newsletters. When the guru point balance reaches zero, another purchase of points is required. Those members who become regular users are expected to adopt a monthly membership plan that will reward them with bonus points.

The NewsGurus e-commerce system and credit card verification system was designed by and is operated by the Bank of America.

The subscription and pay-per-view revenue stream is expected to be one of the smallest revenue streams at NewsGurus. The value in Internet content lies not in its individual resale value, but in the value realized when it is leveraged.

NewsGurus intends to leverage its content to produce revenue in several ways.

First, content will be amalgamated and offered in bulk for syndication to other websites. We are producing original, exclusive content or otherwise gaining rights to individually produced content. Part of the value of content lies in its exclusivity. NewsGurus will identify other websites wishing to purchase our content in bulk rather than trying to produce their own. Examples might include on-line financial services firms or financial websites that wish to differentiate themselves from others in a competitive market sector. One way they can do this is by offering content that is not widely available. NewsGurus will attempt to sell bulk content in each of the fields in which it operates, as it builds the respective modules at its website.

In the course of providing content to members, NewsGurus will gradually build a large database of users. This will be leveraged to provide additional revenue streams that are expected to become the largest sources of our revenue over time. The best example of this is through direct marketing and advertising. Partnered vendors who wish to reach our members may provide those members with information on their own products. NewsGurus intends to become a marketing company that collects a fee from product vendors who are reaching a targeted audience.

Another specific source of revenue arising out of the your money section will come from companies who become corporate members of NewsGurus. For an annual fee, these companies will gain unlimited access to the NewsGurus content database. This excludes third party newsletter content reserved for paying subscribers. Corporate members will enjoy the benefits of offering NewsGurus members easy access through the URL to the corporate information available at their website.

Another form of marketing revenue arises from the assembly of a large member database at NewsGurus. Any company can engage NewsGurus to conduct a large traditional marketing campaign where NewsGurus can provide access to specified target markets. NewsGurus will never sell access to its member lists. NewsGurus will administer access to its lists and deliver corporate messages on behalf of paying corporate customers. This ensures that only those messages screened by NewsGurus are delivered to members and further ensures that such messages are appropriate for the users. Eventually, as the NewsGurus magazine is launched, NewsGurus will construct customized hardcopy magazines that are relevant to each user demographic. This allows our subscribers to receive only content they wish to receive, and further allows NewsGurus to achieve higher advertising revenue rates from those companies participating in targeted delivery of their messages to our user base.

The Company is also actively pursuing relationships with software companies whose products complement corporate media and marketing relationships NewsGurus' is currently trying to form. These include Enterprise Resource Management software; data-mining email management software; and additional systems as may be identified. NewsGurus intends to act as a reseller, and/or to build a reseller network with the expectation of collecting sales fees for the distribution of such software.

We believe that our creation of a media-centered website complete with revenue from e-commerce, marketing, content syndication and business intelligence products and services will enable us to compete effectively within a growing market.

Competitive Business Conditions and Our Competitive Position in the Industry

There are various services available on the Internet that act primarily as content directories. An example is newsletteraccess.com. While newsletteraccess.com boasts over 5,000 newsletters available, it provides very little new content. Almost all material available at these sites is restricted to paying customers. What is available for free view to all is limited in scope.

Sites such as newsletteraccess.com are not competitors as they are not content providers. They are more accurately distributors of existing content usually produced for print media.

Many competitors exist for our web site and our areas of focus.

These competitors include TheStreet.com, Stockgroup.com, and MarketWatch.com (and others) when compared to the NewsGurus web site. These companies are far ahead of NewsGurus.com in terms of developing their own on-line brand and in acquiring readers or subscribers. Each of these companies is an Internet content provider.

"There are over 3.6 million websites around the world, with more than 4,400 new sites added every day. 2.2 million sites offer publicly available content, but only 850,000 of these are classified as active sites. Finally, only a little less than 8,000 or 0.2% of the universe of 3.6 million sites received paid-for advertising on a regular basis and therefore could be described as 'ad-supported'." (eMarketer, 2000; OCLC Office of Research, 1999.) There are obviously a limited number of active, content-producing websites that make use of all available revenue streams.

There are different types of competitors to NewsGurus.com.

Some are small private companies that have no operations other than a website. These are smaller sites with a tight focus on a micro-segment of a larger market. They generally have a limited subscriber base, limited financial resources, little original material and little growth opportunity outside of their market niche. Unless backed by a corporate parent or by venture capitalists these private companies may not be able to raise the funds required to effectively compete in the marketplace. These are the most common types of site on the Internet but they are not true competitors to NewsGurus.com. Newsletteraccess.com is one of many examples. There is little brand awareness.

The second group are public company stock.com sites. These are the smallest niche-focused sites that enjoy the benefits of being public. A typical focus might be on several micro-segments of the financial markets. For example, resource, technology, and internet stocks might be the focus of one site. These sites generally have a relatively small but loyal user group and offer limited original content. The public company has limited revenue streams. Stockscape.com and Stockgroup.com are good examples. Stockscape.com had revenue of $1.2 million in 1999. Stockgroup.com had revenue of $1.9 million in 1999 (Source: Edgar). These companies are beginning to build their brands.

Competitors of these first two types do not generally compete against NewsGurus' other operations such as software and technology products and services.

Further, it is expected that private companies wanting to duplicate the NewsGurus business model will face a competitive disadvantage as NewsGurus has already secured contracts with some of the available established content providers. As NewsGurus signs exclusive contracts with more feature writers, its potential competition diminishes. There is a finite group of celebrity-style writers from which to develop media sites.

Most importantly, these competitors do not share our business model of amalgamating users with varying interests. NewsGurus will attempt to reach a far broader audience than the stock.com sites through its eventual expansion into health & wellness and lifestyles sectors. These broader modules are expected to attract a wider audience and enable the implementation of several revenue streams not available to sites with a narrower focus. We believe this is a crucial distinction.

The third group are public company specific-media sites. These are large companies that have been successful in raising capital and have built varying degrees of brand recognition. These sites have a broader focus and reach. Much of the content is original and not found at other sites. These companies enjoy diverse revenue streams derived in large part from advertising revenue as well as user fees. Examples here include TheStreet.com and CNET.com. Other examples include sites spawned from traditional media sites such as MarketWatch.com, CNNfn.com and Bloomberg.com. Substantial brand awareness has been achieved.

Some competitors, such as TheStreet.com, originally required all subscribers to pay a fee to view most of the content provided. This strategy is now seen as flawed and that competitor has subsequently changed its business model. Recent employee layoffs in the industry "show the financial strain in producing original content for the Web." (New York Times, June 9, 2000) We believe that the business plans of some of our competitors are demonstrably weaker than our business plan.

Our business plan recognizes pay for content problems and our business model is built around primarily free content to registered members. The registration process provides NewsGurus.com with valuable marketing information that supports other revenue streams.

NewsGurus.com does face serious competition from this sector. The companies within this sector are often well-capitalized or are subsidiary companies of traditional media companies. They often have substantial brand-name recognition. NewsGurus.com will rely in part on the motivation of contributing writers to help it entice other writers from some of these competitors.

The fourth group are public company general media sites. These are the largest content providers on the Internet. These companies have successfully amalgamated content previously focused on several market sectors such as finance, investment, technology, health, news, sports, community news and others. Their dominance as the most active websites prove that the largest subscriber bases can only be supported by diverse content.

Revenue at these sites is diverse and includes banner ads, marketing, business-to-business agreements, co-branding, links, user fees, and others. Content is almost always exclusive and is designed to foster a sense of community among subscribers. These early competitors now have dominant brand recognition. If NewsGurus is capable of penetrating into the general media category it will face stiff competition.

NewsGurus also faces competitive threats in its proposed offering of technology products and services from companies such as PeopleSoft, Microsoft, and many others. It will be difficult to achieve widespread acceptance of new product offerings within an already crowded technology marketplace. NewsGurus believes that through offering widely-appropriate products at competitive prices, it is capable of meeting these competitive challenges.

In many important ways, including the diverse revenue streams and the reliance on exclusive content leveraged to support those revenue streams, management feels the NewsGurus business plan most closely resembles these larger competitors.

Competitive Analysis

NewsGurus believes it is well positioned as a budding specific-media site. NewsGurus management believes that, if internet participation increases in line with independent forecasts, there is room for two or three additional general media sites in North America before the Internet is fully developed.

We believe we can aggressively compete against much larger companies because few competitors have built their business based on a model in which many of the content producers are owners in the company. We can place staff writers on equity incentive programs in the future, expanding our business plan as we attract journalists and writers. These writers may currently be working for

NewsGurus competitors as well as for the traditional media.

NewsGurus aggregates content from a wide variety of writers, and has original content produced for it at low cost. We believe this plan will help us compete against larger, more established companies. The aggregation of content at low cost is the key.

Existing financial and media sites have ignored the natural competitive instincts shared by all successful people. Newsletter writers and journalists who have a choice of contributing to an effort that offers strong financial incentives should abandon other, less rewarding efforts.

We intend to establish an editorial advisory board that enforces the highest ethical and professional standards. The board will also have the ability to submit presentations to NewsGurus management and to our Board of Directors, thus influencing our strategic vision. This is why we have established a corporate structure that places great power and responsibility in the hands of our content providers. The advisory board is designed to give NewsGurus content providers control over their own destiny. This advantage is one that few public companies have been willing to grant.

Names and Credentials of Principal Suppliers of Content on Our Website

The list of people who have agreed to provide content to our site is constantly changing. Writers will continually be recruited and are asked to sign non-disclosure agreements. A major effort to attract new writers has not yet been made as we believe it is necessary to undergo further development in order to make participation compelling.

The contributing writers to our website are exempt from registration as investment advisors in the United States under section 80(b)-2(11)(d) of the Investment Advisors Act by virtue of them being publishers of financial publications of general and regular circulation. The contributing writers are also exempt under Canadian securities regulation from registration as investment advisors also by virtue of the fact that they are publishers or writers of financial publications of general and regular paid circulation. The company does not endorse the views of those who contribute content.

Our contributing writers each have individual relationships with the Company. Many are under four year contracts to provide exclusive and/or non-exclusive articles for our website. Some of our contributing writers has subscribed and paid for units of our company consisting of common shares and warrants. The units were purchased through private placements under Regulation S at prices ranging from $0.05 per share to $1.00 per share. All warrants for additional common shares are exercisable at $1.00 per share. The contributing writers who are currently under contract will receive no other compensation during the terms of their agreements with us other than the seed stock which they have already purchased.

There are other contributing writers who participate at the NewsGurus website who have not purchased stock in the company and those persons are not listed here due to their more casual relationships.

Only those writers who have entered long-term contracts with the Company and have purchased stock in the Company are listed here:

Chris Bunka

Mr. Bunka is the founder and President of NewsGurus.com, Inc. He has been the editor of Outsider's Overture newsletter since 1996 and has been widely quoted in The Globe and Mail, The Financial Post, Canadian Business, The Prospector, Planning For Profits, Stox Magazine, Bull & Bear and other periodicals. He has appeared on television on the CBC network, Global's Prime network and a syndication of over 100 US local stations. He gives weekly radio commentary on CKWX radio in Vancouver and previously on CKNW radio. Mr. Bunka is the author of the book, "The Outsider's Guide to Speculative Stocks," and has been a public speaker in every major city in Canada.

CanStock

CanStock publishes four newsletters which are the most widely-read independently owned newsletters in Canada. Senior Editor Al Budai is a CGA. These publications have been widely quoted in the Canadian Press. Mr. Budai has also served as a radio talk-show host specializing in the area of investing and has appeared on national and local television.

Eric Dany

Mr. Dany has an MBA and has been investing for over 30 years. He is editor of The Prospector newsletter, a publication focused on mutual fund investing.

Andrew Davlin

Mr. Davlin was former Research Partner at Tucker Anthony and Hambrecht & Quist and was also an analyst/investment banker at New York Securities, Inc. Mr. Davlin has been a member of The New York Society of Security Analysts for over 30 years and is a longtime member of the Association for Investment Management and Research. He has followed aquaculture for 18 years. Mr. Davlin is founder and editor of The Davlin Report, first published in 1990.

Sudhir Khanna, P. Eng.

Mr. Khanna is our VP of Information Technology and a director. Mr. Khanna graduated in Systems Design Engineering in 1989 from the University of Waterloo. He has completed work for IBM and Proctor & Gamble. Mr. Khanna is the editor of eKhanna and has been quoted in The Prospector and consulted by reporters regarding various resource-related stories. He has been invited to speak at the

Prospectors and Developers Association and at investment conferences. Mr. Khanna is a Professional Engineer.

Vivian Lewis

Vivian Lewis enjoys a distinguished career as a freelance business journalist. She graduated from Harvard magna cum laude. She became bureau chief for the Brussels bureau of Business Week before working for The Economist and the Sunday Times of London. She worked in Washington first for the Joint Economic Committee and then for the Senate Foreign Relations Committee before taking positions with Euromoney and the Institutional Investor. In 1992 she founded and remains the editor for Global Investing, a monthly publication designed to help Americans with their international investments. Global Investing has been quoted in Barrons; Forbes; Connoisseur; Money: International Herald Tribune (Paris); Asian Wall St. Journal; and, many other publications.

Robert McAllister

Mr. Macallister has been the editor of Investors First since 1996 and has been quoted in Investors Digest of Canada, The Prospector, Bull & Bear and Dick Davis.

Jay Taylor

Mr. Taylor holds an MBA. He began working for Barclays Bank International in 1973. In 1981 he began publishing North American Gold Mining Stocks, one of the longest published newsletters in North America and one that has evolved to be known today as J Taylor's Gold & Technology stocks. Mr. Taylor resigned from the mining and metals department in the New York office of ING - Bearings in August 1997 to work full-time as a consultant and journalist. He has been widely quoted throughout North America and is an international speaker.

Don Wilcox

Mr. Wilcox is currently employed in New York City as a currency trader.

William Thomson

Mr. Thomson is Chairman of the Siam Recovery Fund and Momentum Asia Ltd. He is a consultant to asset management companies and a writer on Asia economic trends. Mr. Thomson is former Vice president of Asian Development Bank, former Board Member Asian Development Bank and a former US Treasury official

We currently have more than 25 writers who have contributed content to our web site. Over 2500 articles are available within the NewsGurus archives. Approximately 35 additional articles are presently posted each week.

Estimate of the Amount Spent During Each of the Two Last Fiscal Years on

Research and Development Activities

We had no material expenses in the fiscal years ending June 30, 1998 or June 30, 1999. Since June 30, 1999, we have incurred expenses of approximately $104,000 in the development of our website and business plan.

Number of Total Employees and Number of Full Time Employees

On April 1, 2000, we engaged Chris Bunka and Sudhir Khanna as full-time paid consultants. Mr. Bunka worked on the Newsgurus project without compensation from May, 1999 to March 31, 2000. Mr. Khanna worked full-time on the Newsgurus project without compensation from July, 1999 to March 31, 2000.

Beginning in November, 1999, the Company engaged the services of Nebular Research and Development Co. of Toronto, Canada. Nebular was chosen to construct the Newsgurus website under the direction of Sudhir Khanna. Nebular typically has four full-time persons devoted to the Newsgurus project. There are no other direct or indirect employees of the Company.

Over the next 12 months, we expect to hire as many as twelve persons in positions of direct employment, sub-contractual relationships, and full-time consultants. These positions will include but will not be limited to; Chief Operating Officer, computer programmers, secretarial and back-office personnel, editors and copy writers. All such positions are entirely dependent upon our ability to raise additional capital.

Risk Factors

An investment in shares of NewsGurus.com Inc. common stock involves a high degree of risk. In addition to the other information contained in this Prospectus, you should carefully consider the following risk factors before purchasing any NewsGurus.com Inc. shares.

Except for historical information, the information contained in this Prospectus and in our SEC reports are "forward-looking" statements. Our actual results could differ materially from those projected or implied in such forward-looking statements. The risks described below address some of the factors that may affect our future operating results and financial performance.

Our financial statements have been prepared using generally accepted accounting principles applicable to a going concern.

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We will not remain a going concern without additional capital. This accounting treatment contemplates the realization of assets and liquidation of liabilities in the normal course of our business. However, we have minimal current sources of revenue. Without additional capital, it is unlikely that we will be able to continue as a going concern.

We have a very limited operating history upon which you can evaluate our business.

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We have never before operated a website for the purposes of soliciting e-commerce and our financial statements reflect a short operating history. There is no operational track record for you to use as guidance in determining whether our shares are a good investment.

We may be unable to attract enough contributing writers to provide content for our website.

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Our possible inability to develop exclusive content on our website could have a negative impact on our profitability. Exclusive content on our website will be a key selling feature. If we fail to develop exclusive content, we may not be able to attract enough subscribers or advertisers to make our website profitable.

The ownership of our common shares is concentrated in the hands of management and in the hands of contributing editors.

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This concentration gives current management strong control over our affairs and business decisions. Management may encourage corporate decisions which are in management's best interests and not necessarily in the best interests of minority shareholders.

Certain content on our website is available in other formats or at other websites.

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We believe that exclusive content at our website from our contributing editors will prove to be attractive to advertisers and subscribers who will be our primary sources of revenue. However, some of the content at our website will be available elsewhere free of charge and we may be unable to attract subscribers to our site.

We are competing with larger established sites.

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Our competition includes websites such as the Street.com, Stockgroup.com, CNBC.com and Reuters.com. These websites which provide primarily investment advice may have contributing writers with greater experience or name recognition than our contributing editors and writers. We may not be able to attract sufficient subscribers or advertisers to generate a profit if our contributing writers are not as well recognized as those of our competitors.

Many of our competitors have established collaborative relationships with other web content providers.

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We have not yet established any significant collaborative relationships with other web content providers. Accordingly, our competitors receive links and referrals from many websites which we may not be able to access as a result of the existing relationships. This could have a negative effect on our ability to grow our revenues.

We are not computer or telecommunication experts and rely on third parties for service and assistance.

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We have a limited ability to trouble shoot problems with our website or our in house computer system. In the event of serious technical problems with the functioning of our website, we will need to rely on third party service providers which may result in unacceptable time delays and the loss of long term revenue from our website.

Our chosen areas of providing expert advice are subject to frequent changes.

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Expert opinion on the areas of money, health and lifestyle are subject to changes in consumer tastes and changing economic factors. The ability of our contributing editors to accurately judge trends and changes in consumer tastes will have a strong influence on our ability to develop a loyal clientele and to generate revenues.

We are a start up company and are more susceptible to capital shortfalls than more established companies.

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Because we are a start up company, our failure to quickly generate significant revenue or to attract additional equity investment could result in the sudden failure of our business. More established businesses are often granted leniency and larger payment times by suppliers and trade creditors. Start up ventures are often given very unflexible terms on which to do business which can result in critical conditions arising quickly and without remedy.

Our success is dependent on our ability to retain key personnel.

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Our business plan has been developed by our President. Our success is dependent on our ability to retain his services. Our President is the driving force behind the development of our business plan. The loss of our President's services would severely impact our ability to execute our business plan and would likely result in the failure of our business.

Information About Forward-Looking Statements:

This prospectus contains certain forward-looking statements, which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, this prospectus also contains forward-looking statements about our future. Forward-looking statements include statements about our Plans, Objectives, Goals, Strategies, Expectations for the future, Future performance and events, Underlying assumptions for all of the above, and other statements which are not statements of historical facts.

These forward-looking statements involve risks and uncertainties, which could cause our actual results to materially differ from our forward-looking statements. We make these forward-looking statements based on our analysis of internal and external historical trends, but there can be no assurance that we will achieve the results set forth in these forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them.

In addition to other factors discussed in this prospectus, the following are important factors that could cause our actual results to materially differ from our forward-looking statements:

- our ability to respond to changes in the marketplace

- competitive factors

- the availability of financing on terms and conditions acceptable to us

- the availability of personnel with the appropriate technical skills

We have no obligation to update or revise these forward-looking statements to reflect future events.

PROCEEDS FROM SALE OF THE SHARES

All of the shares of common stock in this Offer Prospectus are being offered by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock. Any funds received from the exercise of the options will be used for continuing operations.

SELLING STOCKHOLDERS

The shares offered under our Offer Prospectus are being registered for Offers and Sales by selling stockholders who have or may in the future acquire their shares of our common stock by exercising options granted to them pursuant to certain consulting agreements. The selling stockholders named in the following table may resell all, a portion, or none of these shares of our common stock. There is no assurance that any of the selling stockholders will sell any or all of the shares of our common stock offered by them.

Participants, pursuant to the certain consulting agreements are deemed to be "affiliates" of the Company who acquire shares of our common stock may be added to the selling stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

The following table sets forth certain information concerning the Affiliated selling stockholders as of the date of this Offer Prospectus, and as adjusted to reflect the sale by the affiliated selling stockholders of the shares of our common stock offered, assuming sale of all of the shares offered:

Number of Shares

Shares Beneficially Offered by the Shares Beneficially

owned prior to Offering (1) Prospectus(2)(3) Owned After Offering

Name Number Percent Number Percent(4)

------- ------ ------ -------

Chris Bunka

President and Director 3,075,000 33.1% 400,000 3,475,000

Sudhir Khanna

Secretary and Director 1,025,000 11.03% 200,000 1,225,000

Darrell Woronchak

Consultant -0- 100,000 100,000

Steven Encarnacao

Consultant -0- 70,000 70,000

Owen Naccarato

Consultant -0- 20,000 20,000

(1) Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this Offer Prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(2) Includes all Shares issued to such named individuals upon the exercise of options granted pursuant to the consulting agreements.

(3) Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares of common stock offered shall be determined from time to time by each selling stockholder in his or her sole discretion.

(4) Based upon 9,815,000 Shares outstanding as of September 14, 2001.

HOW THE SHARES MAY BE DISTRIBUTED

The selling stockholders may sell shares of our common stock in various ways and at various prices. Some of the methods by which the selling stockholders may sell their shares of common stock include:

- ordinary brokerage transactions and transactions in which the broker solicits purchasers;

- privately negotiated transactions;

- block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker or dealer as principal and resale by that broker or dealer for the selling stockholder's account under this Offer Prospectus;

- sales under Rule 144 rather than by using this Offer Prospectus;

- a combination of any of these methods of sale; and

- any other legally permitted method.

The applicable sales price may be affected by the type of transaction.

The selling stockholders may also pledge their shares of common stock as collateral for a margin loan under their customer agreements with their brokers. If there is a default by the selling stockholders, the brokers may offer and sell the pledged shares of common stock.

Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if the broker-dealer acts as agent for the purchaser of the shares of common stock, from that purchaser) in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders in connection with sales of the shares of common stock.

Any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Under the securities laws of certain states, the shares of common stock may be sold in those states only through registered or licensed broker-dealers. In addition, the shares of common stock may not be sold unless they have been registered or qualified for sale in the relevant state or unless the shares of common stock qualify for an exemption from registration or qualification.

We have agreed to pay all fees and expenses incident to the registration of the shares of common stock..

The selling stockholders and other persons participating in the distribution of the shares of common stock offered under this Offer Prospectus are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act of 1934, in connection with sales of the shares of common stock.

LEGAL OPINION

Owen Naccarato, Esq., has advised us with respect to the validity of the securities offered by this prospectus.

EXPERTS

The financial statements included in our annual report on Form 10-KSB incorporated by reference in this Offer Prospectus have been audited by Davidson & Company, independent chartered accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report or document we file at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W.,Room 1024, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our Securities and Exchange Commission filings are also available from the Securities and Exchange Commission's website located at HTTP://WWW.SEC.GOV.

Quotations for the prices of our common stock appear on the OTC Bulletin Board, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer Prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information.

We incorporate by reference the following filings and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(a) the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 2000 and June 30, 1999;

(b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since June 30, 2000 through the date hereof;

(c) the Registrant's Form 10SB12G filed on September 21, 1999 pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock, and

(d) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

This Offer Prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, the registration statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the common stock offered under this Offer Prospectus, please refer to the registration statement, including the exhibits, copies of which may be obtained from the locations described a bove. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

You may request, at no cost, a copy of any or all of the information incorporated by reference by writing or telephoning us at: NewsGurus.Com, Inc., 5774 Deadpine Drive, Kellowna British, Columbia, V1P 1A3, Phone (250) 765-6424.

You should only rely on the information incorporated by reference or provided in this Offer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Offer Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation incorporate the provisions of the Nevada Revised Statutes providing for the indemnification of officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith and in the best interests of our company. With respect to matters as to which our officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence in the performance of their duties to us, Nevada law provides for indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to officers, directors or persons controlling us, we have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by NewsGurus.com, Inc (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

(a) the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 2000 and June 30, 1999;

(b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since June 30, 2000 through the date hereof;

(c) the Registrant's Form 10SB12G filed on September 21, 1999 pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock, and

(d) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Our Articles of Incorporation incorporate the provisions of the Nevada Revised Statutes providing for the indemnification of officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith and in the best interests of our company. With respect to matters as to which our officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence in the performance of their duties to us, Nevada law provides for indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to officers, directors or persons controlling us, we have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 27.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes::

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the securities Act 1933:

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kelowna, Province of British Columbia on September 14, 2001.

NewsGurus.Com, Inc.
By /s/ Chris Bunka
Chris Bunka, President & Chief Financial Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chris Bunka, acting individually as his attorney-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to al intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature Title Date

/s/Chris Bunka President, C.F.O. and director September 12, 2001

Chris Bunka

/s/ Sudhir Khanna Secretary and Director September 14, 2001

Sudhir Khanna

INDEX TO EXHIBITS

Exhibit NO.	Description	Sequentially Numbered Pages

3.1 Consulting Agreement with Chris Bunka

3.2 Consulting Agreement with Sudhir Khanna

3.3 Consulting Agreement with Darrell Woronchak

3.4 Consulting Agreement with Scott Gallagher

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1 Consent of Davidson & Company

23.2 Consent of Counsel (included as part of Exhibit 5.1)

Exhibit 4.1

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 20th day of March, 2000.

BETWEEN:

NEWSGURUS.COM, INC., a corporate body duly incorporated pursuant to the Laws of the State of Nevada (and/or any of Newsgurus' subsidiary Company's):

C/O G.R. Tuskey Personal Law Corp.

1000  409 Granville Street

Vancouver BC V6B 1P1

(hereinafter referred to as the "Company")

OF THE FIRST PART

AND:

CHRIS BUNKA

(C.A.B. Financial Services Ltd.)

5774 Deadpine Drive

Kelowna, BC Canada V10 1A3

(hereinafter referred to as the "Consultant")

OF THE SECOND PART

WHEREAS the Company is engaged in Internet and Media operations;

AND WHEREAS the Company wishes to engage the Consultant;

AND WHEREAS the parties hereto are desirous of entering into this Agreement for the purpose of fixing the compensation and terms applicable of the Consultant during the period hereinafter set out;

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto, in consideration of the premises and of the respective covenants and agreements on the part of each of them herein contained, do hereby covenant and agree each with the other as follows:

The Company hereby engages the Consultant as President and the Consultant hereby accepts such services, upon the terms and conditions hereinafter set out.

This Agreement will commence on April 01, 2000 (the "Commencement Date") and will remain in full force and effect for the term of this Agreement, subject to earlier termination as hereinafter provided.

The term of this Agreement is for three years and shall begin as of April 01, 2000.

Consultant's primary duties will consist of those as may be reasonably determined by the Board of Directors and as are generally consistent with the duties of a President of the Company. The Board of Directors will assist and work with the Consultant in the performance of his duties.

The Consultant's services hereunder shall be full-time and exclusively for the benefit of the Company.

In consideration for the services to be performed by the Consultant hereunder:

c. The Company will initially pay the Consultant the sum of US$2,500 per month commencing April 15, 2000.

d. At such time as the Company has raised a cumulative total of US$1,000,000 in equity financing for itself and/or its subsidiaries; including actual payment or signed obligations for staged payments; the Company will then pay the Consultant the sum of US$5,000 per month for the remainder of the term of the Agreement. This additional compensation is not retroactive. Monthly payments are subject, however, to any increase(s) as determined by the Board of Directors. Payment shall be payable no less often than once each month, on the fifteenth day of each month.

The Company will reimburse the Consultant for any and all reasonable and documented expenses actually and necessarily incurred by him in connection with the performance of his duties under this Agreement. The Consultant will furnish the Company with an itemized account of his expenses in such form or forms as may reasonably be required by the Company and at such times or intervals as may be required by the Company.

Subject to the approval of the SEC, the NASD, the Canadian Venture Exchange and any other regulatory securities bodies having jurisdiction over the Company (the "Regulatory Authorities"), the Board of Directors shall also grant four hundred thousand (400,000) incentive stock options to the Consultant for a term of ten (10) years.

The options granted to the Consultant pursuant to paragraph 8 shall be vested in whole or in part commencing thirty (30) days from the date when the Company is publicly quoted on any North American Stock Exchange and be freely exercisable as to no more than ten thousand (10,000) shares per month at an exercise price to be determined and approved by the Regulatory Authorities. Such options to expire ten (10) years from the date of issue.

Termination. Other provisions of this Agreement notwithstanding, this Agreement shall terminate upon the occurrence of any one or more of the following:

a. Death of Chris Bunka;

b. Inability of Chris Bunka to perform his duties for a period of 60 consecutive days due to sickness, disability or any other cause, unless he is granted a leave of absence by the Company; or

c. For cause as defined in sections 11.a or 11.b or 11.c.

10.1 Termination by the Consultant. Termination by the Consultant must be preceded by a minimum of a sixty (60) days written notice of such termination to the Company. Consultant shall be entitled to compensation earned through to the date of termination. Consultant shall be entitled to no further compensation or share options not theretofore vested as of and from the date of such breach.

10.2 Termination by the Company. Termination of this contract by the Company must be preceded by a minimum of a sixty (60) days' prior written notice of such termination to Consultant. The period of non-competition of Consultant shall be reduced to 180 days following breach by the Company. In the event of termination by the Company, then the effective date of the foregoing share options shall be advanced to the date of any such breach, and such options shall remain in effect until breach is effected, and all remaining monetary compensation otherwise to be received over the term of this Agreement shall be payable without deduction, including no deduction for federal income, social security, social insurance, provincial or state income taxes.

Breach. Consultant is in breach of this Agreement when, from actions or inactions of the Consultant the following limited events occur:

d. Repeated failure or refusal to carry out the reasonable directions of the Company, provided such directions are consistent with the duties and obligations herein set forth to be performed by Consultant;

e. Willful violation of a provincial, state or federal law involving the commission of (1) a crime against the Company materially adversely affecting the Company or (2) a felony of any kind; or

f. Any material breach by Consultant of this Agreement or the falsity of any material representation or warranty of Consultant hereof.

11.1 Company is in breach of the Agreement when, from actions or inactions of the Company the following limited events occur:

a. Failure or refusal to pay to Consultant the fees as noted in 6 (a) and 6 (b), within 30 days of the due date of each such payment.

b. Any material breach by Company of this Agreement.

Remedy of breach. Whenever a breach of this Agreement by either party is relied upon as a justification for any action taken by the other party pursuant to any provision of this Agreement (including without limitation termination hereof), before such action is taken, the party asserting the breach shall give the other party written notice of the existence and nature of the breach and such other party shall have the opportunity to correct such breach during the thirty (30) day period following such notice. If such cure is effected, then a breach shall not be a basis for the party intending to rely thereon

Non-Competition. Non-Competition. During the term of Consultant's retention by Company and for a period of one year thereafter, Consultant shall not, directly or indirectly, be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected in any manner within the direct competitive field of Internet commentary online business intended for or actually operated by the Company, with any other company, person, or entity not specifically approved in writing by the board of directors of the Company. Consultant shall be deemed to be connected with such a business if such business is carried on by a partnership in which it/he is a general or limited partner, consultant or employee, or a corporation or association of which it/he is a shareholder, officer, director, employee, member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by Consultant of shares of less than 2% of the outstanding shares of a publicly or privately held company. Nothing herein shall prevent Consultant from continuing to conduct his historical business, including the newsletter business and public commentary, or such other endeavors that are non-competitive to the Company and do not interfere with the Consultant's ability to deliver full-time services each month to the Company.

Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing services hereunder. Company shall carry no Worker's Compensation or similar insurance to cover Consultant. Company shall not pay any contributions to Social Security, unemployment insurance, federal, provincial, or state withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship.

No amendment to or variation of the terms of the Agreement will be effective or binding upon the parties hereto unless made in writing and signed by both of the parties hereto.

In the event that any provision in this Agreement shall be deemed void or invalid by a Court of Competent Jurisdiction, the remaining provisions shall be and remain in full force and effect.

This Agreement constitutes the entire Agreement between the parties hereto with respect to the services of the Consultant and any and all previous agreements, written or oral, express or implied between the parties or on their behalf relating to the employment of the Consultant by the Company are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of action, causes of action, claims or demands under or in respect of any Agreement.

Matters for Arbitration. The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof in the Province of British Columbia.

Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof, that any Party intending to refer any matter to arbitration shall have given not less than ten (10) calendar days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such ten days the Party who gave such notice may proceed to refer the dispute to arbitration as provided in section 18.2 herein below.

18.2 Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within 15 calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within 15 calendar days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act of the Province of British Columbia (the "Arbitration Act"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

18.3 Award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

3

Neither party shall have the right to assign this Agreement or any interest therein without the prior written consent of the other party.

Notice. Instructions and other documents hand-delivered under this Agreement shall be valid if (I) hand-delivered, (II) sent by registered or certified mail, return receipt requested, or (III) sent by Federal Express or other reliable overnight courier service. If to Company: NewsGurus.com, Inc. C/O G.R. Tuskey Personal Law Corp. 1000  409 Granville Street Vancouver BC V6B 1P1 604-681-9588 If to Consultant: CAB Financial Services Ltd. 5774 Deadpine Drive, Kelowna BC V1P 1A3: Chris Bunka Phone: (250) 765-6424 Each communication which shall be given or made in the manner described above shall be deemed sufficiently given or made at such time as it is delivered to the addressee in the case of personal delivery or registered or certified mail, or one (1) business day following the courier if sent by Federal Express or other reliable overnight courier..

Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

The Consultant agrees to keep the affairs of the Company, financial and otherwise, strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his services by the Company except within his jurisdiction of acting as a senior officer of the Company or as otherwise authorized in writing by the Board. The Consultant agrees not to use such information, directly or indirectly, for his own interests, or any interests of the Company during or after his services by the Company. The Consultant acknowledges and agrees that all information relating to the Company, whether financial, technical or otherwise shall, upon execution of this Agreement and thereafter, as the case may be, be the sole property of the Company, whether arising before or after the execution of this Agreement. The Consultant agrees not to divulge any of the foregoing to any person, partnership, corporation or other legal entity or to assist in the disclosure or divulging of any such information, directly or indirectly, except as required by law or as otherwise authorized in writing by the Board.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the first above written date.

NEWSGURUS.COM, INC.

Per: /s/ Dev Randhawa

Dev Randhawa, Director.

Per:

Sudhir Khanna, Director.

SIGNED BY THE CONSULTANT

IN THE PRESENCE OF:

________________________________________

Name

_________________________________________ /s/ Chris Bunka__________________

Address Chris Bunka, for C.A.B. Financial Services Ltd.

________________________________________

Occupation

Exhibit 4.2

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 20th day of March, 2000.

BETWEEN:

NEWSGURUS.COM, INC., a corporate body duly incorporated pursuant to the Laws of the State of Nevada (and/or any of Newsgurus' subsidiary Company's):

C/O G.R. Tuskey Personal Law Corp.

1000  409 Granville Street

Vancouver BC V6B 1P1

(hereinafter referred to as the "Company")

OF THE FIRST PART

AND:

SUDHIR KHANNA

S. K. Services Ltd.

73 Widdicombe Hill Blvd, Suite 808

Etobicoke ON M9R 4B3

(hereinafter referred to as the "Consultant")

OF THE SECOND PART

WHEREAS the Company is engaged in Internet and Media operations;

AND WHEREAS the Company wishes to engage the Consultant;

AND WHEREAS the parties hereto are desirous of entering into this Agreement for the purpose of fixing the compensation and terms applicable of the Consultant during the period hereinafter set out;

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto, in consideration of the premises and of the respective covenants and agreements on the part of each of them herein contained, do hereby covenant and agree each with the other as follows:

The Company hereby engages the Consultant as V.P. Information Technology and the Consultant hereby accepts such services, upon the terms and conditions hereinafter set out.

This Agreement will commence on April 01, 2000 (the "Commencement Date") and will remain in full force and effect for the term of this Agreement, subject to earlier termination as hereinafter provided.

The term of this Agreement is for three years and shall begin as of April 01, 2000.

Consultant's primary duties will consist of those as may be reasonably determined by the Board of Directors and as are generally consistent with the duties of a V.P. Information Technology of the Company. The Board of Directors will assist and work with the Consultant in the performance of his duties.

The Consultant's services hereunder shall be full-time and exclusively for the benefit of the Company.

In consideration for the services to be performed by the Consultant hereunder:

d. The Company will initially pay the Consultant the sum of US$1,750 per month commencing April 15, 2000.

e. At such time as the Company has raised a cumulative total of US$1,000,000 in equity financing for itself and/or its subsidiaries; including actual payment or signed obligations for staged payments; the Company will then pay the Consultant the sum of US$3,500 per month for the remainder of the term of the Agreement. This additional compensation is not retroactive. Monthly payments are subject, however, to any increase(s) as determined by the Board of Directors. Payment shall be payable no less often than once each month, on the fifteenth day of each month.

The Company will reimburse the Consultant for any and all reasonable and documented expenses actually and necessarily incurred by him in connection with the performance of his duties under this Agreement. The Consultant will furnish the Company with an itemized account of his expenses in such form or forms as may reasonably be required by the Company and at such times or intervals as may be required by the Company.

Subject to the approval of the SEC, the NASD, the Canadian Venture Exchange and any other regulatory securities bodies having jurisdiction over the Company (the "Regulatory Authorities"), the Board of Directors shall also grant two hundred thousand (200,000) incentive stock options to the Consultant for a term of ten (10) years.

The options granted to the Consultant pursuant to paragraph 8 shall be vested in whole or in part commencing thirty (30) days from the date when the Company is publicly quoted on any North American Stock Exchange and be freely exercisable as to no more than five thousand (5,000) shares per month at an exercise price to be determined and approved by the Regulatory Authorities. Such options to expire ten (10) years from the date of issue.

Termination. Other provisions of this Agreement notwithstanding, this Agreement shall terminate upon the occurrence of any one or more of the following:

f. Death of Sudhir Khanna;

g. Inability of Sudhir Khanna to perform his duties for a period of 60 consecutive days due to sickness, disability or any other cause, unless he is granted a leave of absence by the Company; or

h. For cause as defined in sections 11.a or 11.b or 11.c.

10.1 Termination by the Consultant. Termination by the Consultant must be preceded by a minimum of a sixty (60) days written notice of such termination to the Company. Consultant shall be entitled to compensation earned through to the date of termination. Consultant shall be entitled to no further compensation or share options not theretofore vested as of and from the date of such breach.

10.2 Termination by the Company. Termination of this contract by the Company must be preceded by a minimum of a sixty (60) days' prior written notice of such termination to Consultant. The period of non-competition of Consultant shall be reduced to 180 days following breach by the Company. In the event of termination by the Company, then the effective date of the foregoing share options shall be advanced to the date of any such breach, and such options shall remain in effect until breach is effected, and all remaining monetary compensation otherwise to be received over the term of this Agreement shall be payable without deduction, including no deduction for federal income, social security, social insurance, provincial or state income taxes.

Breach. Consultant is in breach of this Agreement when, from actions or inactions of the Consultant the following limited events occur:

i. Repeated failure or refusal to carry out the reasonable directions of the Company, provided such directions are consistent with the duties and obligations herein set forth to be performed by Consultant;

j. Willful violation of a provincial, state or federal law involving the commission of (1) a crime against the Company materially adversely affecting the Company or (2) a felony of any kind; or

k. Any material breach by Consultant of this Agreement or the falsity of any material representation or warranty of Consultant hereof.

11.1 Company is in breach of the Agreement when, from actions or inactions of the Company the following limited events occur:

l. Failure or refusal to pay to Consultant the fees as noted in 6 (a) and 6 (b), within 30 days of the due date of each such payment.

m. Any material breach by Company of this Agreement.

Remedy of breach. Whenever a breach of this Agreement by either party is relied upon as a justification for any action taken by the other party pursuant to any provision of this Agreement (including without limitation termination hereof), before such action is taken, the party asserting the breach shall give the other party written notice of the existence and nature of the breach and such other party shall have the opportunity to correct such breach during the thirty (30) day period following such notice. If such cure is effected, then a breach shall not be a basis for the party intending to rely thereon

Non-Competition. During the term of Consultant's retention by Company and for a period of one year thereafter, Consultant shall not, directly or indirectly, be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected in any manner within the direct competitive field of Internet commentary online business intended for or actually operated by the Company, with any other company, person, or entity not specifically approved in writing by the board of directors of the Company. Consultant shall be deemed to be connected with such a business if such business is carried on by a partnership in which it/he is a general or limited partner, consultant or employee, or a corporation or association of which it/he is a shareholder, officer, director, employee, member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by Consultant of shares of less than 2% of the outstanding shares of a publicly or privately held company. Nothing herein shall prevent Consultant from continuing to conduct his historical business, including the newsletter business and public commentary, or such other endeavors that are non-competitive to the Company and do not interfere with the Consultant's ability to deliver full-time services each month to the Company.

Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing services hereunder. Company shall carry no Worker's Compensation or similar insurance to cover Consultant. Company shall not pay any contributions to Social Security, unemployment insurance, federal, provincial, or state withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship.

No amendment to or variation of the terms of the Agreement will be effective or binding upon the parties hereto unless made in writing and signed by both of the parties hereto.

In the event that any provision in this Agreement shall be deemed void or invalid by a Court of Competent Jurisdiction, the remaining provisions shall be and remain in full force and effect.

This Agreement constitutes the entire Agreement between the parties hereto with respect to the services of the Consultant and any and all previous agreements, written or oral, express or implied between the parties or on their behalf relating to the employment of the Consultant by the Company are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of action, causes of action, claims or demands under or in respect of any Agreement.

Matters for Arbitration. The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof in the Province of British Columbia.

Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof, that any Party intending to refer any matter to arbitration shall have given not less than ten (10) calendar days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such ten days the Party who gave such notice may proceed to refer the dispute to arbitration as provided in section 18.2 herein below.

18.2 Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within 15 calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within 15 calendar days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act of the Province of British Columbia (the "Arbitration Act"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

18.3 Award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

14

Neither party shall have the right to assign this Agreement or any interest therein without the prior written consent of the other party.

Notice. Instructions and other documents hand-delivered under this Agreement shall be valid if (I) hand-delivered, (II) sent by registered or certified mail, return receipt requested, or (III) sent by Federal Express or other reliable overnight courier service. If to Company: NewsGurus.com, Inc. C/O G.R. Tuskey Personal Law Corp. 1000  409 Granville Street Vancouver BC V6B 1P1 604-681-9588 If to Consultant: 73 Widdicombe Hill Blvd. Suite 808, Etobicoke, ON M9R 4B3: Sudhir Khanna Phone: (416) 247-2815 Each communication which shall be given or made in the manner described above shall be deemed sufficiently given or made at such time as it is delivered to the addressee in the case of personal delivery or registered or certified mail, or one (1) business day following the courier if sent by Federal Express or other reliable overnight courier..

Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

The Consultant agrees to keep the affairs of the Company, financial and otherwise, strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his services by the Company except within his jurisdiction of acting as a senior officer of the Company or as otherwise authorized in writing by the Board. The Consultant agrees not to use such information, directly or indirectly, for his own interests, or any interests of the Company during or after his services by the Company. The Consultant acknowledges and agrees that all information relating to the Company, whether financial, technical or otherwise shall, upon execution of this Agreement and thereafter, as the case may be, be the sole property of the Company, whether arising before or after the execution of this Agreement. The Consultant agrees not to divulge any of the foregoing to any person, partnership, corporation or other legal entity or to assist in the disclosure or divulging of any such information, directly or indirectly, except as required by law or as otherwise authorized in writing by the Board.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the first above written date.

NEWSGURUS.COM, INC.

Per: /s/ Dev Randhava

Dev Randhawa, Director.

Per: /s/ Chris Bunka _____

Chris Bunka, Director.

SIGNED BY THE CONSULTANT

IN THE PRESENCE OF:

________Sujata Puri_______________________

Name

_73 Widdicombe Hill Blvd., Suite 808_________ ________________________________

Address Sudhir Khanna, for S. K. Services Ltd.

_Customer Service, Travel Insurance__________

Occupation

Exhibit 4.3

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 4th day of January, 2001.

BETWEEN:

NEWSGURUS.COM, INC., a corporate body duly incorporated pursuant to the Laws of the State of Nevada (and/or any of Newsgurus' subsidiary Company's):

C/O G.R. Tuskey Personal Law Corp.

1000  409 Granville Street

Vancouver BC V6B 1P1

(hereinafter referred to as the "Company")

AND:

DARRELL WORONCHAK

DW Consulting

15239 92nd Avenue

Surrey BC V3R 0A8

Tel: 604.585.8316

(hereinafter referred to as the "Consultant")

WHEREAS the Company is engaged in Internet and Media operations;

AND WHEREAS the Company wishes to engage the Consultant;

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto, in consideration of the premises and of the respective covenants and agreements on the part of each of them herein contained, do hereby covenant and agree each with the other as follows:

1 The Company hereby engages the Consultant as Vice President, Operations and the Consultant hereby accepts such services, upon the terms and conditions hereinafter set out.

2 This Agreement will commence on January 4, 2001. (the "Commencement Date") and will remain in full force and effect for the term of this Agreement, subject to earlier termination as hereinafter provided.

3 The term of this Agreement is for two years and shall begin as of January 4, 2001.

4 The Consultant's primary duties will consist of those as may be reasonably determined by the Board of Directors or by the President and as are generally consistent with the duties of a Vice President of the Company. The Board of Directors and the President will assist and work with the Consultant in the performance of his duties.

5 The Consultant's services hereunder shall be full-time (minimum 40 hours per week) and exclusively for the benefit of the Company.

6 In consideration for the services to be performed by the Consultant compensation is as follows:

g. The Company will initially pay the Consultant the sum of US$2,500 per month commencing January 4, 2001, subject to the terms and conditions within this agreement.

h. Payments of all kinds are to be made no later than the 15th day of the month subsequent to the month when it was earned.

i. The Consultant is responsible for generating sales revenue. The Consultant has agreed to forfeit his monthly fee unless he generates US$1,000 per month in revenue received by the Company that month. The Consultant will then receive, dollar for dollar, payment from the Company exactly matching the next US$2,500 per month in sales revenue that the Consultant generates for and is received by the Company that month. The Consultant will receive an additional payment of 5% of revenue generated for and received by the Company each month over and above the US$3,500 revenue described herein. The 5% commission is not applicable to revenue amounts under US$3,500 per month.

j. At such time subsequent to January 1, 2001 as the Company has raised US$200,000 in equity financing for itself and/or its subsidiaries, including actual payment of such; then in lieu of the payments as noted above in 6 (a), (b), and (c), the Company will instead pay the Consultant the sum of US$4,000 per month with a review after six months, such payment NOT contingent upon the Consultant meeting minimum monthly sales targets. This additional compensation is not retroactive. Monthly payments are subject, however, to any increase(s) as determined by the Board of Directors.

k. If and when payment commences as noted in 6 (d), the consultant will continue to collect a 5% sales commission on all sales revenue personally generated, including from prior work in progress.

l. The Company will reimburse the Consultant for any and all reasonable and documented expenses actually and necessarily incurred by him in connection with the performance of his duties under this Agreement. The Consultant will furnish the Company with an itemized account of his expenses in such form or forms as may reasonably be required by the Company every month as required by the Company. Company agrees to forward such payment as per 6 (b), above.

13 Retroactive Payments. If unpaid in whole or in part due to insufficient sales revenue, the Consultant's monthly US$2,500 fee can be paid retroactively for a maximum of six months subsequent to the end of the month in which it could originally have been earned. Retroactive payments are subject to the payment of the $1,000 per month fee first retained by the Company.

a. The Consultant agrees to furnish the Company with an itemized record of his sales contacts at each month-end. The Consultant agrees that these records of sales contacts shall form the basis upon which the retroactivity is recorded. Company sales revenue that is realized six months or more after the date of initial contact, as registered in this itemized record, is not eligible for retroactive payments though it remains eligible for commission revenue and the current-month $2,500 fee.

b. Company products and services that are delivered to clients during a 30-day interval or less are to be recorded as a single sale regardless of dollar amount or actual date(s) of delivery. Company products and services delivered over a 31-60 day interval are to be recorded over a two-month period, and so on. Products and services delivered during time periods of more than 30 days can be applied retroactively against more than a single month's payment.

3 Subject to the approval of the SEC, the NASD, the Canadian Venture Exchange and any other regulatory securities bodies having jurisdiction over the Company (the "Regulatory Authorities"), the Board of Directors shall also grant one hundred thousand (100,000) incentive stock options with an exercise price of US$1.00 each, to the Consultant for a term of five (5) years.

4 The options granted to the Consultant pursuant to paragraph 8 shall vest and be freely exercisable in whole or in part commencing thirty (30) days from the date when the Company is publicly quoted on any North American Stock Exchange and be as to one (1) share for each two dollars (US$2.00) in sales revenue, calculated quarterly, generated by the Consultant on behalf of the Company at an exercise price to be determined and approved by the Regulatory Authorities. Management of the Company has the exclusive right to waive, in whole or in part, the requirement for sales revenue to be generated in order for the options to exercised. A maximum of twenty-five thousand (25,000) options can be exercised in any three-month period. Such options to expire five (5) years from the date of issue.

5 Termination. Other provisions of this Agreement notwithstanding, this Agreement shall terminate upon the occurrence of any one or more of the following:

f. Death of Darrell Woronchak;

g. Inability of Darrell Woronchak to perform his duties for a period of 120 consecutive days due to sickness, disability or any other cause, unless he is granted a leave of absence by the Company; or

h. For cause as defined in sections 15 (a) or 15 (b) or 15 (c).

9 Termination by the Consultant. Termination by the Consultant may be effected by a minimum of a sixty (60) days written notice of such termination to the Company. The Consultant shall be entitled to compensation earned through to the date of termination. The Consultant shall be entitled to no further compensation or share options not theretofore vested as of and from the date of such termination.

10 Termination by the Company. Termination of this contract by the Company may be effected by a minimum of a sixty (60) days' prior written notice of such termination to the Consultant. In the event of termination by the Company, any remaining options that have been earned by the Consultant but not issued would vest immediately with the provision that they must be exercised within 60 days of termination and all remaining monetary compensation otherwise to be received over the term of this Agreement shall be payable without deduction, including no deduction for federal income, social security, social insurance, provincial or state income taxes.

11 Breach. The Consultant is in breach of this Agreement when, from actions or inactions of the Consultant the following limited events occur:

l. Repeated failure or refusal to carry out the reasonable directions of the Company, provided such directions are consistent with the duties and obligations herein set forth to be performed by the Consultant;

m. Willful violation of a provincial, state or federal law involving the commission of (1) a crime against the Company materially adversely affecting the Company or (2) a felony of any kind; or

n. Any material breach by the Consultant of this Agreement or the falsity of any material representation or warranty of the Consultant hereof.

15 Company is in breach of the Agreement when, from actions or inactions of the Company the following limited events occur:

o. Failure or refusal to pay to the Consultant the fees as noted in 6 (a); 6 (b); 6 (c); 6 (d); 6 (e), and, 6 (f) within 30 days of the due date of each such payment.

p. Any material breach by Company of this Agreement.

q. If the company is in breach, any remaining options that have been earned by the Consultant but not issued would vest immediately with the provision that they must be exercised within 60 days of breach.

r. The period of non-competition of the Consultant shall be reduced to 120 days following breach by the Company.

16 Remedy of breach. Whenever a breach of this Agreement by either party is relied upon as a justification for any action taken by the other party pursuant to any provision of this Agreement (including without limitation termination hereof), before such action is taken, the party asserting the breach shall give the other party written notice of the existence and nature of the breach and such other party shall have the opportunity to correct such breach during the thirty (30) day period following such notice. If such cure is effected, then a breach shall not be a basis for the party intending to rely thereon

Non-Competition. During the term of the Consultant's retention by Company and for a period of one year thereafter, the Consultant shall not, directly or indirectly, be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected in any manner within the direct competitive field of Internet commentary online business intended for or actually operated by the Company, with any other company, person, or entity not specifically approved in writing by the board of directors of the Company. The Consultant shall be deemed to be connected with such a business if such business is carried on by a partnership in which it/he is a general or limited partner, consultant or employee, or a corporation or association of which it/he is a shareholder, officer, director, employee, member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by the Consultant of shares of less than 2% of the outstanding shares of a publicly or privately held company.

Conduct. The Consultant agrees to conduct the business of the Company on the highest of ethical and legal levels. Any behavior on behalf of the Consultant that would reasonably be expected to be illegal or unethical can result in the termination of this agreement without further compensation to the Consultant.

Independent Contractor. It is expressly agreed that the Consultant is acting as an independent contractor in performing services hereunder. Company shall carry no Worker's Compensation or similar insurance to cover the Consultant. Company shall not pay any contributions to Social Security, unemployment insurance, federal, provincial, or state withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship.

No amendment to or variation of the terms of the Agreement will be effective or binding upon the parties hereto unless made in writing and signed by both of the parties hereto.

In the event that any provision in this Agreement shall be deemed void or invalid by a Court of Competent Jurisdiction, the remaining provisions shall be and remain in full force and effect.

This Agreement constitutes the entire Agreement between the parties hereto with respect to the services of the Consultant and any and all previous agreements, written or oral, express or implied between the parties or on their behalf relating to the employment of the Consultant by the Company are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of action, causes of action, claims or demands under or in respect of any Agreement.

Matters for Arbitration. The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms of the Commercial Arbitration Act of British Columbia. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Neither party shall have the right to assign this Agreement or any interest therein without the prior written consent of the other party.

Notice. Instructions and other documents hand-delivered under this Agreement shall be valid if (I) hand-delivered, (II) sent by registered or certified mail, return receipt requested, or (III) sent by Federal Express or other reliable overnight courier service. If to Company: NewsGurus.com, Inc. C/O G.R. Tuskey Personal Law Corp. 1000  409 Granville Street Vancouver BC V6B 1P1 604-681-9588 If to the Consultant: Mr. Darrell Woronchak, 15239 92nd Avenue, Surrey BC V3R 0A8. Each communication which shall be given or made in the manner described above shall be deemed sufficiently given or made at such time as it is delivered to the addressee in the case of personal delivery or registered or certified mail, or one (1) business day following the courier if sent by Federal Express or other reliable overnight courier..

Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

Confidentiality. The Consultant agrees to keep the affairs of the Company, financial and otherwise, strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his services by the Company except within his jurisdiction of acting as a senior officer of the Company or as otherwise authorized in writing by the Board. The Consultant agrees not to use such information or his position with the Company, directly or indirectly, for his own interests during or after this agreement with the Company. The Consultant acknowledges and agrees that all information relating to the Company, whether financial, technical or otherwise shall, upon execution of this Agreement and thereafter, as the case may be, be the sole property of the Company, whether arising before or after the execution of this Agreement. The Consultant agrees not to divulge any of the foregoing to any person, partnership, corporation or other legal entity or to assist in the disclosure or divulging of any such information, directly or indirectly, except as required by law or as otherwise authorized in writing by the Board. The Consultant shall not copy; forward; communicate; or in any way use any of the proprietary property that belongs to the Company without Company's express written permission. Proprietary property includes but is not limited to: data, correspondence, databases, records, customer lists, contact information, user lists and information, operational data, fee structures, and any other data or information that can reasonably be expected to be of use in Company's continued operations. All such data and information remains the exclusive property of the Company.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the first above written date.

NEWSGURUS.COM, INC.

Per: /s/ Chris Bunka

Chris Bunka, Director.

Per:

Sudhir Khanna, Director.

SIGNED BY THE CONSULTANT

IN THE PRESENCE OF:

________________________________________

Name

________________________________________ /s/ Darrell Woronchak

Address Darrell Woronchak for DW Consulting

________________________________________

Occupation

Exhibit 5.1

Owen M. Naccarato

Attorney at Law

19600 Fairchild, Suite 260

Irvine, CA 91612

Office: (949) 851-9261 Fax: (949) 851-9262

September 14, 2001

NewsGurus.com Inc.

Re: Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Newsgurus.com. Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 940,000 shares of the Company's common stock, $.001 par value, (the "common stock"), issuable pursuant to the Amended 2001 Employee Compensation Plan.

I have examined the Certificate of Incorporation, as amended, and the By-Laws of the company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgement are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Owen Naccarato

Owen Naccarato, Esq.

Exhibit 23.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Newsgurus.com, Inc. on Form S-8 of our report dated August 17, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-KSB of Newsgurus.com, Inc. for the year ended June 30, 2000.

/s/ "DAVIDSON & COMPANY"

Vancouver, Canada

Chartered Accountants

September 14, 2001